SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                               President/Chief Executive Officer
                                                                  (215) 468-1700


           ST. EDMOND'S FEDERAL SAVINGS BANK TO OPEN NEW NEIGHBORHOOD
                             BRANCH BANKING OFFICE


         Philadelphia, Pennsylvania, August 9, 2005 - SE Financial Corp. (OTCBB:
SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank (the "Bank"), announced today that the Bank will open its newest Neighborhood Branch Banking Office in the Roxborough section of Philadelphia.

         Pamela M. Cyr, President and Chief Executive Officer, stated "Community banking in Roxborough-Manayunk is back! For nearly two years Roxborough-Manayunk has been lacking of a community bank presence, we plan to fill that void by offering the high level of personal service the national banks advertise yet fail to deliver. Since 1912, St. Edmond's Federal Savings Bank has been well-known for offering competitive products combined with superior personal service in the South Philadelphia Market. We take pride in our ability to forge long-standing relationships with our customers and in our sincere commitment to community service. With its strong civic associations, growing business district and ongoing development along The Ridge, we believe Roxborough is a terrific location and a natural progression of the Bank's market area. We are excited to join the Roxborough-Manayunk community."

         The Branch will be located on Ridge Avenue; construction is scheduled to begin in the coming weeks. The Roxborough-Manayunk Neighborhood Branch Banking Office grand opening is planned for late 2005.





         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with its main office in Philadelphia, Pennsylvania and a branch office in Sewell, New Jersey. SE Financial Corp. went public in May 2004 in connection with the mutual-to-stock conversion of the Bank. Its stock is traded on the OTC Bulletin Board under the symbol "SEFL."

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The
Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.